Exhibit 10.1

SEPARATION AGREEMENT

                                                                                                THIS SEPARATION AGREEMENT is hereby made and entered into between James M. Weiland, Senior Vice President-Sales, a California resident (“Employee”), and MedQuist Inc. (the “Company”), a New Jersey corporation, having its principal office at 1000 Bishops Gate Boulevard, Mount Laurel, New Jersey.

                                                                                                The Company and the Employee, each acting of their own free will and intending to be legally and irrevocably bound hereby, mutually agree as follows:

                                                                                                1.                                       For purposes of this Separation Agreement, the following terms shall have the meanings given to them below:

“Employee” shall mean James M. Weiland and his heirs, personal representatives, successors and assigns.

“Company” shall mean the Company, MedQuist Transcriptions, Ltd., and its and their parent companies, subsidiaries, affiliates, shareholders, predecessors and assigns, together with each and every of their officers, directors, shareholders, employees and agents and the heirs and executors of same (each in their respective capacity as such and individually).

“Claims” shall mean any and all suits, causes of action, complaints, charges, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, matured or unmatured, which Employee may now have or ever had against the Company.

                                                                                                2.                                       Employee and the Company agree and acknowledge that Employee’s employment with the Company terminated effective as of the close of business on October 6, 2005 (the “Separation Date”).

                                                                                                3.                                       The Company shall pay Employee accrued but unpaid salary through the Separation Date and shall pay Employee for unreimbursed expenses incurred through the Separation Date.

                                                                                                4.                                       In accordance with Paragraph 5 of the November 15, 2004 agreement between Employee and Company (the “Employment Agreement”), and in consideration of Employee’s execution of this Separation Agreement, the Company shall pay or provide to the Employee the following amount, and no other amounts or benefits, as severance, less all applicable taxes and withholdings: continued payment of Employee’s current base salary (at the base salary rate of $210,000 annually) for a period of twelve (12) months to be paid in twelve (12) equal monthly installments on the first of every month commencing on November 1, 2005.  All payments made in accordance with this paragraph will be mailed to Employee at Employee’s home address of record.

                                                                                                5.                                       In accordance with Paragraph 5 of the Employment Agreement, and in consideration of the Company’s obligations set forth herein, Employee hereby generally releases and discharges the Company from any and all Claims which Employee ever had or now has against the Company, including, without limitation, any employment related Claims. This release specifically includes, without limitation, any and all Claims for: (i) wages and benefits (including without limitation salary, stock, stock options, commissions, royalties, license fees, health and welfare benefits, paid time off, vacation pay, personal time and bonuses); (ii) wrongful discharge and breach of contract (whether express or implied), and implied covenants of good faith and fair dealing; (iii) alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes:  Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000 et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, and any similar act under applicable state laws; (iv) under any federal or state statute relating to employee benefits or pensions; (v) in tort (including, but not limited to, any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress and negligence); (vi) attorney’s fees and costs; and (vii) age discrimination or other claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 et seq., the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, as amended, 29 U.S.C. 701 et seq. or any similar act under applicable state laws, rules and regulations.

                                                                                                6.                                       Employee  agrees and acknowledges that this Separation Agreement is a full and final general release of all claims, including, but not limited to unknown, unanticipated, and undisclosed losses, wrongs, injuries, claims and damages that arise wholly or in part from any act or omission occurring before this Separation Agreement becomes effective, and that this constitutes an essential term of this Separation Agreement.  Therefore, Employee agrees and acknowledges that this Separation Agreement waives and releases any claims which would otherwise be preserved by operation of section 1542 of the California Civil Code, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.”

                                                                                                7.                                       Employee agrees and acknowledges the significance and consequence of this Separation Agreement and of each specific release and waiver, and expressly agrees that this Separation Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

                                                                                                8.                                       All remedies at law or in equity shall be available for the enforcement of this Separation Agreement.  This Separation Agreement may be pleaded as a full bar to the enforcement of any claim which Employee may have against the Company.  If Employee violates the release contained herein, in addition to all other legal and equitable remedies available to the Company, Employee understands and agrees that any such violation of the terms of this Separation Agreement shall result in immediate termination of the Company’s obligation to make further payment(s) under this Separation Agreement.

                                                                                                9.                                       Employee agrees and acknowledges that neither the execution of this Separation Agreement by the Company, nor the terms hereof constitute an admission by the Company of liability with respect to any possible Claim which was or could have been made by Employee.

                                                                                                10.                                 On or before 5:00 p.m. on October 7, 2005 the Employee shall return to the Company all property belonging to the Company that has been provided to the Employee and also all property that is in the Employee’s possession or control, including, without limitation, laptop computer(s), computers, computer accessories, cell phones, cell phone accessories, credit cards, and copies or abstracts of any proprietary or confidential information.

                                                                                                11.                                 Employee agrees and acknowledges that Employee shall be considered an Employee of the Company only through October 6, 2005. Except for the payment obligations specifically set forth herein, any other rights Employee shall have as an employee of the Company shall terminate as of October 6, 2005.

                                                                                                12.                                 The Employee  agrees and acknowledges that the Employee has waived any right to reinstatement to employment with the Company, and the Employee further agrees not to take legal action of any kind as a result of a refusal by the Company to consider the Employee for employment after the date of this Separation Agreement.

                                                                                                13.                                 The Employee agrees and acknowledges that, in accordance with the terms of the Employment Agreement, Paragraph 4 of the Employment Agreement shall survive Employee’s termination of employment; provided, however, that the Company and Employee agree that the time period set out in Section 4(c) of the Employment Agreement is hereby reduced to twelve (12) months.  The parties further agree and acknowledge that all other terms of the Employment Agreement shall terminate in accordance with their provisions as of October 6, 2005.

                                                                                                14.                                 In response to any inquiries from future or prospective employers concerning Employee, it is agreed that the Company will confirm only dates of employment, title of position held, and last salary.

                                                                                                15.                                 Employee agrees that he will cooperate fully with the Company and its counsel with respect to any matter, including, but not limited to, any litigation, investigation, or governmental proceeding or internal Company review, which relates to matters with which Employee was involved during the period in which he was employed by the Company, or concerning which the Company reasonably determines Employee may have responsive or relevant information. Such cooperation includes, but is not limited to, full disclosure of all relevant information and truthfully testifying on the Company’s behalf in connection with any such litigation, proceeding, investigation or review.  In addition, such cooperation shall include, but shall not be limited to, Employee’s making himself reasonably available for interviews by Company or its counsel, depositions and/or court appearances upon Company’s request.  Employee will render such cooperation in a timely manner and at such times and places as may be mutually agreeable to the parties.  Upon submission of appropriate documentation, Employee shall be reimbursed by the Company for reasonable travel, lodging, meals, and telecommunications expenses incurred in cooperating with the Company under the terms of this provision.  Except as required by operation of law, Employee agrees that he will immediately notify the Company if he is contacted for an interview or if he receives a subpoena in any matter relating in any way to his employment with the Company. Employee further agrees that he will not initiate any communication with a member of the press regarding his employment with the Company and that if he is contacted by the press for any such information, he will decline comment and refer the person seeking information to the Company.

                                                                                                16.                                 Employee has been advised that he has twenty-one (21) days in which to consider this Separation Agreement and in which to consult with counsel. Employee agrees that, in the event Employee elects to revoke the Employee’s acceptance of this Separation Agreement, Employee will do so within seven (7) days after executing it, by depositing (either directly or through counsel) a letter via overnight express mail, addressed to the Company’s counsel:

Mark R. Sullivan

Acting General Counsel

MedQuist Inc.

1000 Bishops Gate Blvd., Suite 300

Mt. Laurel, NJ   08054-4632

                                                                                                17.                                 a.                                       This Separation Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective parties and their heirs, executors, administrators, successors and assigns.

                                                                                                                                                b.                                      If any provision of this Separation Agreement or the application thereof is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Separation Agreement which can be given effect without the invalid or unenforceable provision.

                                                                                                                                                c.                                       Neither this Separation Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, except by a written agreement between the parties hereto.

                                                                                                                                                d.                                      This Separation Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principals.  Any action relating to this Separation Agreement shall be brought in a state court in Burlington County, New Jersey or in Federal Court for the District of New Jersey.

                                                                                                                                                e.                                       The terms of the Separation Agreement contained herein are contractual, and not a mere recital.

                                                                                                18.                                 Employee represents and warrants that he is acting of his own free will; that he has had the opportunity to seek the advice of counsel with respect hereto; that he has had adequate time to consider this Separation Agreement; and that he is entering into this agreement knowingly and voluntarily.

                                IN WITNESS HEREOF, Employee and the Company have caused the execution of this Separation Agreement as of the day and year indicated below.

MEDQUIST INC.

By:
James M. Weiland		Name:
Title:

Date:	Date: